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                                                                    EXHIBIT 10.4

                                SUPPLY AGREEMENT

     This Supply Agreement ("Agreement") is entered into as of October 11, 2002 between bioMerieux, Inc., a Missouri corporation ("BMX"), and OraSure Technologies, Inc., a Delaware corporation ("OSUR").

                                   BACKGROUND

     BMX, through its predecessor, Organon Teknika Corporation, a Delaware corporation, and OSUR, through its predecessor, Epitope, Inc., an Oregon corporation, previously entered into a Supply Agreement (the "Original Supply Agreement") and Distribution Agreement (the "Original Distribution Agreement"), each dated as of April 1, 1994. Pursuant to the Original Supply Agreement, BMX agreed to supply all of OSUR's requirements of Antigen (as defined below) in connection with the research and development, manufacture, use and sale of Products (as defined below) to BMX under the Original Distribution Agreement. Pursuant to the Original Distribution Agreement, OSUR appointed BMX and its Affiliates (as defined below) as exclusive distributor of the Products. BMX and OSUR desire to enter into this Agreement in order to amend and restate the terms of the Original Supply Agreement.

                                    AGREEMENT

     In consideration of the mutual covenants contained herein, and the premises set forth above, the parties hereby amend and restate the Original Supply Agreement in its entirety, and agree as follows:

     1.   Definitions.

          1.1 "Affiliate" shall mean any individual or entity that controls, is controlled by, or is under common control with, the specified party. For purposes of this definition, "Control" shall mean direct or indirect beneficial ownership of more than 50% of the voting stock, ownership interest or income interest in an entity.

          1.2 "Antigen" shall mean purified disrupted Human Immunodeficiency Virus Type 1, H-9 (HIV-1) strain produced by BMX's Affiliate(s) and supplied hereunder by BMX as described in the Specifications. The Antigen may be produced via either BMX's Prostak process (referred to as "Prostak Antigen") or, if made available by BMX and included in the Product specifications, the Prostak Plus process (referred to as "Prostak Plus Antigen").

          1.3 "Products" shall mean oral fluid confirmatory tests for HIV-I manufactured from time to time during the Term hereof by OSUR using the Antigen. A list of the current Products is contained in Exhibit 1.3 hereto.

          1.4  "Specifications" shall mean the specifications set forth on
Exhibit 1.4 attached hereto with respect to the Antigen and Vironostika Assays (as defined below), or such other specifications as may be established pursuant to Article 6 hereof.

          1.5 "Distribution Agreement" shall mean that certain Distribution Agreement entered into by BMX and OSUR as of the date hereof, which amends and restates the Original Distribution Agreement.

          1.6  "Term" shall have the meaning described in Section 9.1.

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          1.7  "Transfer Price" for the types of Antigen and Vironostika Assays shall be as set forth in Exhibit 1.7 attached hereto and shall be subject to adjustment as provided in Section 3.1 hereto.

          1.8 "FDA" shall mean the U. S. Food and Drug Administration, or any successor agency thereto.

          1.9 "Vironostika Assay" means the BMX Vironostika HIV-1 microplate assay which is approved by the FDA for detecting HIV-1 in an oral fluid specimen for use solely for QA and other internal testing by OSUR for the Products.

     2.   Supply.

          2.1 BMX shall sell to OSUR all of OSUR's requirements for Antigen and Vironostika Assays in connection with OSUR's research and development, manufacture, use and sale of the Products to BMX under the Distribution Agreement, or for other internal research or development purposes by OSUR. OSUR shall not resell or use the Antigen or Vironostika Assays acquired from BMX for any other purpose nor make for, or sell to, any third party, the Products covered by the Distribution Agreement or any other products made from the Antigen, except as expressly provided under Sections 9.6.3 or 9.7.

          2.2 As of the effective date of this Agreement and, upon request of BMX, on the first business day of each calendar quarter thereafter, OSUR shall inform BMX, in writing, of the quantity of Antigen and Products that OSUR has in inventory.

          2.3 Notwithstanding anything to the contrary herein, OSUR shall be entitled to purchase additional Antrigen and Vironostika Assays for production of Products sufficient to effect a transfer of Product manufacturing from OSUR's facilities in Beaverton, Oregon to OSUR's facilities in Bethlehem, Pennsylvania and to effect a transfer of manufacturing of the OraSure(R) Oral Specimen Collection Device from a contract manufacturer in Oregon to OSUR's facilities in Bethlehem, Pennsylvania, and to obtain FDA approval of such transfers.

     3.   Price; Payment.

          3.1 OSUR shall pay to BMX an amount equal to the applicable Transfer Price for the Antigen and any Vironostika Assays sold hereunder. Commencing on January 1, 2004 and on each January 1 thereafter during the Term, BMX may increase the Transfer Price for the Antigen and any Vironostika Assays purchased during the calendar year beginning on such January 1, upon 60 days prior notice to OSUR, by an amount equal to the percentage change in the Consumer Price Index published by the United States Bureau of Labor Statistics of the United States Department of Labor during the twelve (12) consecutive calendar months immediately prior to the date of the notice for which data (either preliminary or final) is then available. Comparisons shall be made using the index entitled U.S. City Average - All Items and Major Group Figures for All Urban Consumers (1982-84 = 100), or the nearest comparable data on changes in the cost of living if such index is no longer published. The Transfer Price shall not include sales, use or similar taxes, and OSUR shall be responsible for payment of any such taxes.

          3.2 OSUR shall pay BMX within 30 days of the date of BMX's invoice, which shall not be dated earlier than the date of shipment of Antigen and/or Vironostika Assays. Amounts not paid when due shall bear interest from the invoice date at 1 percent per month or, if less, the highest rate of interest permitted under applicable law.

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     4.   Purchase Orders; Forecasts.

          4.1 All purchases of Antigen and/or Vironostika Assays pursuant to this Agreement shall be effected by OSUR's issuance of its purchase order forms. Each purchase order shall identify the Antigen and/or Vironostika Assays purchased, quantity purchased, delivery date(s) (in accordance with applicable forecasts, unless otherwise agreed), dating, routing instructions, destination and confirmation of price. For accounting convenience, each purchase order may bear a separate number having no numerical relationship to this Agreement. No term or condition contained in any such purchase order shall alter, amend, modify or supplement BMX's obligations hereunder unless specifically agreed to in writing by BMX. BMX shall accept facsimile orders. OSUR shall submit orders at least 45 days in advance of the requested delivery date. BMX may, but shall not be required to, accept orders placed less than 45 days before the requested delivery date.

          4.2 Provided BMX delivers forecasts of Product purchases in accordance with Section 4.2 of the Distribution Agreement, by the 46th day of each calendar quarter, OSUR shall provide BMX with a forecast of the amount of Antigen and Vironostika Assays that OSUR expects to order for shipment during the next four calendar quarters. The forecast shall constitute a binding commitment by OSUR to purchase not less than the quantity of Antigen and Vironostika Assays stated for each of the first three months of the forecast; provided that OSUR shall be permitted to change any forecast, including the first three months of a forecast if necessary, in order to reflect any changes in actual yields from the Antigen in manufacturing Products or any changes in Product forecasts provided by BMX under the Distribution Agreement. BMX shall use its best efforts to meet all delivery dates for Antigen and Vironostika Assays up to the amounts specified in the applicable forecast and shall use commercially reasonable efforts to meet requested delivery dates for Antigen and Vironostika Assays ordered by OSUR in excess of such quantities. Notwithstanding the foregoing, and subject to Article 2 of this Agreement, BMX may at its option and without being in breach of this Agreement decline to accept an order, or if accepted, revoke the acceptance of an order, in total or in part, which exceeds the amount of Antigen which is reasonably required by OSUR to produce the amount of Products which BMX has made a firm commitment to purchase under the Distribution Agreement. Upon request, OSUR will provide reasonable documentation to show the amount of Antigen required to produce such Products.

     5.   Delivery; Acceptance; Returns.

          5.1 All Antigen and Vironostika Assays shall be delivered EX WORKS (Incoterms 2000) BMX's facility. Antigen shall be shipped on dry ice by overnight air express, the cost of which shall be borne by OSUR. BMX shall obtain all necessary regulatory approvals prior to the shipment of Antigen. BMX shall not deliver any Antigen more than 15 days in advance of OSUR's requested delivery date, and OSUR may return any Antigen delivered prior to such time at BMX's expense.

          5.2 BMX shall be responsible for boxing, crating, handling, storage and other packing requirements prior to shipment. All Antigen and Vironostika Assays shall be packaged, marked and otherwise prepared for shipment in a manner which is (i) in accordance with good commercial practice, (ii) acceptable to common carriers for shipment and (iii) adequate to ensure safe arrival of the Antigen and Vironostika Assays. All such costs shall be paid by BMX.

          5.3 BMX shall supply to OSUR for evaluation purposes only and at no charge to OSUR except for shipping expenses, a 250-microgram sample taken from Prostak Antigen lots

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and Prostak Plus Antigen lots. Such samples shall be sent to OSUR prior to BMX's shipping of the applicable type of Antigen to fill an order. OSUR will evaluate the sample for compliance by the lot with the Specifications, and shall notify BMX of its approval or rejection of the Antigen represented by the sample within 37 days of receipt. In the absence of such notice, OSUR will be deemed to have accepted and approved the sample. Evaluation by and acceptance of, or any failure to evaluate or accept, any Antigen by OSUR shall in no way relieve BMX of its obligation to deliver Antigen in accordance with the warranties set forth in Section 7.1 or otherwise comply with this Agreement. Upon written approval of each lot by OSUR, BMX may include (but may not mix) more than one lot in a shipment and shall ship in volumes of approximately 130 milligrams or such smaller amounts as OSUR may reasonably request. With respect to any unused portion of a sample remaining after OSUR's evaluation (or in the event no evaluation is made), OSUR may use the remaining sample for manufacturing Products, but shall not use such sample for any other purpose whatsoever without BMX's prior written consent. OSUR, at its option, may destroy or otherwise dispose of such remaining Antigen sample, and upon termination of this Agreement, any remaining sample material shall be destroyed by OSUR. Notwithstanding the foregoing, OSUR may permanently retain a portion of each sample for lot control or other quality control purpose.

          5.4 OSUR is authorized upon reasonable notice and during normal business hours to inspect BMX's or its Affiliates' manufacturing facilities, operations and quality control records to review compliance with Specifications, FDA Quality Systems Regulations and this Agreement. Any such inspection and review shall be subject to the obligations of confidentiality set forth in
Article 8 hereof. Any such inspection or right to inspect by OSUR shall in no way relieve BMX of its obligation to deliver Antigen or Vironostika Assays conforming to the applicable Specifications and shall in no way waive OSUR's rights to inspect and accept or reject Antigen or Vironostika Assays.

          5.5 BMX shall advise OSUR in writing (including a description of any and all observations or notices made or given relating to this part of BMX's business) of any inspection of its facilities by any governmental or regulatory agency or authority and of any other governmental or regulatory action, which BMX's management reasonably believes, or should reasonably believe, may substantially and adversely affect the Antigen, the Vironostika Assays or BMX's performance of its obligations under this Agreement (including, without limitation, BMX's obligation to comply with applicable laws and regulations). In addition, at OSUR's request, BMX shall make available for review by the FDA the manufacturing and control documentation required in connection with any FDA approvals, which may be accomplished in any manner acceptable to the FDA, including the review of a suitable master file.

     6.   Specifications.

     BMX shall notify OSUR at least 90 days prior to any changes in the Specifications proposed by BMX and shall not make any change that would affect Product performance or regulatory approval without OSUR's prior approval, except as may be required by FDA. BMX will notify OSUR of changes required by FDA within 10 days of receipt of notice thereof. Any change in Specifications made in accordance with the provisions of this Article 6 shall be subject to the warranties given by BMX in Section 7.1. If BMX shall effect the change in Specifications in accordance with this Article 6, (i) either party shall be entitled to terminate this Agreement and the Distribution Agreement if its ability to make and/or sell the Products will be materially adversely affected by its inability to use Antigen with such modified Specifications in connection therewith; provided, however, BMX shall be entitled to make such termination only if such change is required by FDA; and (ii) the parties shall cooperate with each other in seeking

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to obtain any FDA approvals required with respect to the Products as a result of any change in Specifications.

     7.   Warranties and Indemnities.

          7.1 BMX warrants that it has full right, title and authority to sell the Antigen and Vironostika Assays to OSUR in accordance with the terms hereof. BMX further warrants that the Antigen will conform to the Specifications through 18 months from the date of delivery to OSUR and the Vironostika Assays will conform to the Specifications through the expiration date stated on the package; that in the production of the Antigen and Vironostika Assays, by BMX, or any Affiliate producing the Antigen or Vironostika Assays, as applicable, will comply with the FDA Quality Systems Regulations as well as the then current good manufacturing practices, good laboratory practices and all other applicable requirements of the FDA, and with all other applicable Federal, state and local laws; and that the Antigen and Vironostika Assays will be free from defects in materials and workmanship through their respective warranty periods stated above. THE FOREGOING WARRANTIES ARE THE SOLE AND EXCLUSIVE WARRANTIES CONCERNING THE ANTIGEN AND VIRONOSTIKA ASSAYS, AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ALL WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR PARTICULAR PURPOSE, ARE EXPRESSLY DISCLAIMED.

          7.2 BMX shall indemnify, defend and hold harmless OSUR from all claims, suits, liabilities, damages and expenses (including reasonable attorney fees) incurred on account of any third party product liability claim, including recall claims, resulting from, arising out of or connected with BMX's breach of any of the foregoing warranties or its other obligations under this Agreement; provided, however, that the foregoing indemnity shall not extend to any claim, suit, liability, damage or expense of any kind attributable to the negligent conduct of OSUR or a defect in Products not resulting from defective Antigen or Vironostika Assays.

          7.3 It shall be a condition to BMX's indemnification obligation that OSUR follow the procedures set forth below:

               7.3.1 OSUR shall promptly notify BMX upon learning of any claim as to which indemnification may be sought; provided, however, that failure to give such prompt notice shall only relieve BMX of its obligation to provide indemnification to the extent such failure has a material adverse effect which limits BMX from making a proper defense of such claim.

               7.3.2 OSUR shall permit BMX to control the response to and any settlement or defense of any claim for which indemnification may be sought, but may require that any settlement agreement impose no obligation on OSUR other than the payment of monetary damages for which BMX indemnifies OSUR. OSUR's written consent, not to be unreasonably withheld, shall be required on any term other than the payment of such damages. OSUR shall have the right to participate in the response to and any settlement or defense of the claim using its own counsel at its own expense. If BMX fails within a reasonable time to respond to or undertake a settlement or defense of the claim, OSUR shall have the right, but not the obligation, to undertake such response, settlement, and defense at BMX's expense and risk.

               7.3.3 OSUR shall cooperate fully with BMX with respect to any claim as to which indemnification may be sought, making available all information and assistance that BMX may reasonably request and that is under OSUR's control.

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          7.4  Each party shall immediately notify the other in writing should it become aware of any defect or condition that may constitute a deviation from the Specifications or warranties for Antigen or Vironostika Assays. BMX shall reimburse OSUR in full for all reasonable costs of retrieval and recall, replacement, or repair of Products incorporating defective Antigen, and for the purchase price paid by OSUR for the defective Antigen or Vironostika Assays, but only if the recall or replacement does not result from a defect in the manufacture, packaging, labeling or handling of Products by OSUR, in which case OSUR shall likewise be responsible.

     8.   Confidentiality.

          8.1 Each party shall take such steps, and when necessary to protect the rights of the other shall cause its Affiliates to take such steps, as are reasonably required to protect and keep confidential, and shall not use, publicize or otherwise disclose to third parties other than Affiliates, Confidential Information (as defined below) of the other party (or its Affiliates), which Confidential Information was acquired from the other party (or its Affiliates) pursuant to this Agreement, including, without limitation, following procedures designed to limit access to such Confidential Information to those persons having the need to know it. The parties shall not disclose or use such Confidential Information except as they may be entitled to do so under this Agreement or if necessary pursuant to or in the performance of this Agreement.

          8.2 The obligation of confidentiality and restriction on use imposed by the foregoing Section 8.1 shall not apply to any particular item of Confidential Information that:

               8.2.1 is known or generally available, or subsequently becomes known or generally available, to the public, or is otherwise at the time of disclosure or subsequently becomes part of the public domain, whether by printed publication or otherwise, through no fault of the receiving party;

               8.2.2 the receiving party can demonstrate by competent evidence, based in substance upon writings and/or physical evidence, (i) was known to the receiving party at the time of receipt or (ii) is furnished to the receiving party without obligation of confidentiality or nonuse by a third party, either before or after the time of its disclosure by the disclosing party, which third party is not restricted by a confidential undertaking to the disclosing party at the time of the disclosure;

               8.2.3 the receiving party can demonstrate by competent evidence, based in substance upon writings and/or physical evidence, has been developed independently by the receiving party by persons not having access to the Confidential Information; or

               8.2.4 is the Confidential Information of the disclosing party that the disclosing party discloses to a non-Affiliate without restriction.

          8.3 The obligations of confidentiality and restriction on use under this Article 8 shall continue to be binding upon the parties, for a period of five years following termination or expiration of this Agreement.

          8.4 Either party may also disclose Confidential Information disclosed to it by the other party to the extent, and only to the extent, such disclosure is necessary for such party to comply with applicable governmental laws or regulations, including disclosures in any

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regulatory filings required in connection with the Products. The party that desires to so disclose Confidential Information shall give the other party reasonable advance notice of any such proposed disclosure pursuant to such compliance with law or regulation, shall use its best efforts to secure confidential treatment of the Confidential Information thus disclosed, and shall advise the other party in writing of the manner in which that was done.

          8.5 For purposes of this Agreement, Confidential Information shall mean: (a) data, inventions, information, processes, know-how, patent applications, trade secrets and similar intellectual property rights of a party, including, without limitation, the original and copies of all documents, inventions, laboratory notebooks, drawings, specifications, devices, equipment, prototype models and tangible manifestations embodying any technology disclosed hereunder, (b) a party's customer lists and marketing, sales, costs, royalty and similar information related to the manufacture or sale of Antigen, Vironostika Assays or Products, and (c) any other information disclosed in writing and marked as "Confidential Information" or, if disclosed orally, reduced to writing and marked as "Confidential Information" and submitted within thirty (30) days of the original oral disclosure.

     9.   Term; Termination.

          9.1 The initial term of this Agreement shall commence on the date first written above and shall continue until December 31, 2005 (the "Initial Term"), unless terminated earlier as provided below; provided, however, that this Agreement shall automatically renew for successive additional periods of one year each (each a "Renewal Term" and together with the Initial Term, the "Term") unless either party gives written notice of its election not to have this Agreement renewed, which notice must be given not less than 180 days prior to the expiration of the Initial Term or applicable Renewal Term. In the event FDA approval for the use of BMX's HIV-0-TEK HIV-1 assay for detection of HIV-1 in an oral fluid sample collected with an OraSure(R) Oral Specimen Collection Device is received on or before December 31, 2004, the Initial Term shall automatically be extended to December 31, 2007 (notwithstanding either party providing notice of their election not to renew).

          9.2 Without waiving any other rights OSUR may have, OSUR shall have the right to terminate this Agreement at any time within 90 days following the occurrence of any of the following events:

               9.2.1 BMX shall fail, on more than one occasion in any calendar year, to deliver Antigen or Vironostika Assays (for reasons other than as specified in 9.2.2) within 20 working days after the delivery dates established thereof pursuant to the terms of this Agreement and any applicable purchase order; or

               9.2.2 the Antigen or Vironostika Assays delivered shall not conform to the applicable warranties contained in this Agreement and such failure to conform is not remedied within 10 days after notice thereof (either written, or oral with written confirmation) to BMX; or

               9.2.3 BMX shall be in material breach of any of the other provisions of this Agreement or of any purchase order issued pursuant to this Agreement (not covered by Subsections 9.2.1, 9.2.2 or 9.3) and such breach is not cured within 30 days of written notice thereof to BMX; or

               9.2.4 BMX shall become insolvent or file a voluntary petition in bankruptcy; BMX shall make an assignment for the benefit of creditors; a receiver, trustee

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          in bankruptcy or similar officer shall be appointed to take charge of all or part of BMX's assets or property; or an involuntary petition of bankruptcy shall be filed against BMX and, in the case of any of the foregoing, the same shall not have been dismissed or otherwise resolved within 30 days.

               9.2.5 The Distribution Agreement expires without being renewed or is terminated other than for default of OSUR.

          9.3 OSUR acknowledges that the production of Antigen involves a biological process and is therefore subject to many variable factors which may make it impossible to furnish Antigen which conforms to the applicable Specifications contained herein despite best efforts to do so. In the event BMX is unable to furnish Antigen conforming to the Specifications or is otherwise unable to supply all of OSUR's requirements of Antigen, despite best efforts to do so, then OSUR shall, as its sole remedy, be entitled either to (i) terminate this Agreement if such failure is not remedied within 30 days after written notice from OSUR; (ii) and/or to purchase Antigen meeting the Specifications hereunder from an alternative source in such quantities as OSUR shall determine until such time as BMX is able to fully resume production and delivery of Antigen under this Agreement, provided that OSUR shall have the right to purchase such quantities of Antigen from BMX as OSUR shall determine and BMX shall be able to supply. If OSUR makes the election set forth in clause (ii), above, BMX shall use its best efforts to assist OSUR in finding an alternative source of Antigen.

          9.4 Without waiving any other rights BMX may have, BMX shall have the right to terminate this Agreement at any time within 90 days following the occurrence of any of the following events:

               9.4.1 OSUR shall be in material breach of any of the provisions of this Agreement and such breach is not cured within 30 days of written notice thereof to OSUR (15 days for breach of payment terms); or

               9.4.2 OSUR shall become insolvent or file a voluntary petition in bankruptcy; OSUR shall make an assignment for the benefit of creditors; a receiver, trustee in bankruptcy or similar officer shall be appointed to take charge of all or part of OSUR's assets or property; or an involuntary petition of bankruptcy shall be filed against OSUR, and in the case of any of the foregoing, the same shall not have been dismissed or otherwise resolved within 30 days.

               9.4.3 The Distribution Agreement expires without being renewed or is terminated other than for default of BMX.

          9.5 Termination or expiration of this Agreement shall not relieve any party from performance of any obligation due nor affect any rights accrued prior to the effective date of such termination or expiration.

          9.6 Antigen purchased by OSUR under this Agreement which remains unused by OSUR at the time of expiration or termination of this Agreement shall be handled as follows:

               9.6.1 If this Agreement is terminated as a result of a default by BMX under this Agreement or the Distribution Agreement, BMX shall, at OSUR's request, be required to repurchase any remaining Antigen held by OSUR, not to exceed the quantity of Antigen needed to produce OSUR's forecasted requirements for the following six (6)

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          months, provided such Antigen meets the Specifications and has not been in OSUR's possession for more than twelve (12) months. BMX shall pay OSUR the amount paid by OSUR for such Antigen. OSUR shall package and ship such Antigen to BMX, with the cost of freight to be paid by BMX. Payment shall be made within 30 days of receipt of such Antigen.

               9.6.2 If this Agreement expires or is terminated as a result of a default by OSUR under this Agreement or the Distribution Agreement, BMX shall have the option, upon written notice to OSUR within 60 days after such event, to repurchase any or all Antigen held by OSUR which is not needed to fulfill OSUR's requirements to complete the production of Products for BMX under the Distribution Agreement. BMX shall pay OSUR or provide a credit to OSUR's account, at BMX's option for the amount paid by OSUR for such repurchased Antigen. OSUR shall package and ship such Antigen to BMX with the cost of freight to be paid by BMX. BMX shall pay OSUR or credit OSUR's account within 30 days of receipt of such returned Antigen.

               9.6.3  With respect to any Antigen not repurchased by BMX under
          Section 9.6.1 or 9.6.2, OSUR may make Products therefrom and sell such Products provided OSUR has first obtained a license to do so from the National Institutes of Health ("NIH") (the holder of certain applicable U.S. patents covering the Antigen and the Products) or a sublicense from a holder of such license, if deemed necessary by the NIH. OSUR shall not resell Antigen to any third party and shall not sell Products unless it has obtained the aforesaid license or sublicense, if deemed necessary by the NIH. OSUR shall indemnify, defend and hold harmless BMX from any claim by NIH and any liability, cost or expense arising from such claim due to OSUR's failure to obtain such license.

          9.7 In the event this Agreement expires, or terminates other than as a result of a default by OSUR, BMX shall negotiate in good faith with OSUR for production and sale to OSUR of a two (2) year supply of Antigen and OSUR shall be permitted to make Products from such Antigen and sell such Products (provided OSUR has secured, if necessary, the appropriate license(s) or sublicense(s) to make, use and sell the Products). The two (2) year supply shall be not greater than the quantity of Antigen sold to OSUR during the previous two (2) years of the Agreement, plus an amount equal to ten percent (10%) of that two (2) year supply. The Transfer Price payable by OSUR for the two (2) year supply shall not exceed the Transfer Price for the Antigen in effect on the date the Agreement expires or terminates, and OSUR shall pay BMX a royalty equal to *** percent (**%) of the gross revenues, less only the costs of freight, insurance, taxes, duties, returns and rebates paid or allowed by OSUR, from sales of Products manufactured with such two (2) year supply of Antigen.

          9.8 Royalty. Royalties due under Section 9.7 will be payable on a quarterly basis and will be due within 45 days after the end of each calendar qarter. OSUR shall, as of the same date, provide BMX a written report, specifying in such detail as BMX may reasonably request, the total revenue received during such quarter from such Products, the total number of units of each Product involved, and the allowable deductions taken. OSUR shall, for a period of three years after the end of each calendar quarter for which reports are due, keep and maintain full and complete records to document all revenue received and all allowable deductions with respect to such Products. BMX shall be entitled to audit OSUR's records, not more than once annually, to verify the accuracy of OSUR's quarterly reports and royalty payments; provided, however any audit(s) shall commence no later than three years from the date of the royalty report to which it pertains. All information received by BMX from OSUR in connection with such

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audits and all royalty calculations shall be subject to the confidentiality provisions of Article 8. Any amounts determined to be due as a result of such audits shall be paid within thirty days after OSUR's receipt of BMX's request, except that any disputed amounts will be settled pursuant to Section 10.12 hereof (Dispute Resolution).

           10.   Miscellaneous.

           10.1 Notices. Notices required or permitted hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail or facsimile to the addresses set forth below or to such other address in the United States that the parties may hereafter specify, and shall be effective upon receipt:

                 10.1.1  If to BMX:

                 bioMerieux, Inc.
                 100 Rodolphe Street
                 Durham, N.C. 27712
                 Attn:  President
                 Copy: General Counsel
                 Fax: (919) 620-2519

                 10.1.2   If to OSUR:

                 OraSure Technologies, Inc.
                 150 Webster Street
                 Bethlehem, PA  18015
                 Attn:  President
                 Copy: General Counsel
                 Fax:  (610) 882-2275

           10.2 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina, without regard to the choice of law rules thereof.

           10.3 Assignment. Neither this Agreement nor any right or obligation arising hereunder may be assigned, in whole or in part, by either party without the prior written consent of the other, which consent shall not be unreasonably withheld. Notwithstanding the above, this Agreement may be assigned by either BMX or OSUR to a third party which succeeds to all or substantially all of the assigning party's business, whether by merger, consolidation, sale or otherwise, without the consent of the non-assigning party, except that, in the event of an assignment by OSUR to any party reasonably deemed a competitor of BMX, as defined below, by BMX, BMX retains the right to refuse such assignment. A competitor of BMX shall mean an entity that competes with BMX in the manufacture, distribution or sale of diagnostic products. Subject to the foregoing restrictions on assignment, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties.

           10.4 Entire Agreement. From and after the effective date hereof, this Agreement (together with all Exhibits), the Distribution Agreement and that certain Release and Settlement Agreement between OSUR and BMX of even date herewith, set forth and constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede any and all other prior agreements, understandings, promises and representations made by either party to the other concerning the subject matter hereof; provided, however that any sales of Antigen which occurred under the Original Supply Agreement or which are pending as of the date of this Agreement, and the parties' rights and obligations with respect thereto, shall continue to be governed by the terms of the Original Supply Agreement. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing, making specific reference to this Agreement, and signed by duly authorized representatives of both parties.

           10.5 Waiver. No waiver of any right under this Agreement shall be deemed effective unless contained in writing and signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future right or any other right arising under this Agreement.

           10.6 Survival. Articles 7, 8, and 10 and Sections 9.6, 9.7 and 9.8 shall survive expiration or termination of this Agreement, notwithstanding the delivery or acceptance of or payment for Antigen.

           10.7 Severability. If any provision of this Agreement is held invalid by any law, rule, order or regulation of any government or by the final determination of any state or federal court, such invalidity shall not affect the enforceability of all other provisions of this Agreement not held to be invalid.

           10.8 Compliance with Law. Each party shall comply with all applicable laws, rules and regulations, including FDA regulations, in the performance of its obligations under this Agreement.

           10.9 Captions. Captions and section headings of this Agreement are for convenience of reference only and shall not affect the interpretation or meaning of this Agreement.

           10.10 Attorney Fees. In the event suit or action or arbitration is instituted to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover from the other party such sum as the court or arbitrator may adjudge reasonable as attorney fees at trial or arbitration, on appeal, and on any petition for review, in addition to all other sums provided by law; provided, however, such sums shall not exceed the damages awarded to the prevailing party.

           10.11 Press Releases. Neither party shall make any public disclosure (including press releases) of the terms of this Agreement without the prior written consent of the other party, except to the extent required by securities or other laws in the reasonable opinion of such party or its counsel. If a party intends to issue a press release regarding this Agreement as permitted under this Section 10.11, it shall provide the proposed release by facsimile or otherwise to the other party at least twenty-four (24) hours before the release is issued and shall make any changes reasonably requested by the other party before the release is issued.

           10.12 Alternate Dispute Resolution. The parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement by negotiation. If the matter cannot be resolved in the normal course of business, either party shall give the other party written notice of any such dispute not resolved, after which the dispute shall be referred to senior executives of both parties, who shall likewise attempt to resolve the dispute. If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing party's written notice or if the parties fail to meet within twenty (20) days from such notice, the parties shall endeavor to settle the dispute by mediation under the supervision of and in accordance with the Center for Public Resources ("CPR") Model Mediation Procedure for Business Disputes. Unless otherwise agreed, both parties and either individual party may request the CPR to appoint an independent mediator. The location of the mediation shall be agreed upon by both parties and, in the event parties do not timely agree, the location will be determined by the mediator. Any dispute not settled by the mediation referenced above within sixty (60) days after appointment of a mediator may, upon the request of either party, be submitted to arbitration in accordance with the CPR Arbitration Rules and Commentary. A single, impartial arbitrator mutually acceptable to the parties shall conduct the arbitration. In the event the parties cannot agree on an arbitrator within twenty-one (21) days after the end of the aforesaid sixty (60) days, either party may have an arbitrator appointed by the CPR. The location of the arbitration shall be agreed upon by both parties. As a condition of appointment of the arbitrator, said arbitrator shall agree to use her/his best efforts to conclude the proceeding within sixty (60) days. Said arbitrator shall further have the authority to limit the volume of evidence and documents to be submitted by the parties. Any court having jurisdiction thereof may enter judgment upon the award rendered by the arbitrator. This Section 10.12 shall, however, not be construed to limit or to preclude either party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate.

           10.13 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be an original and together all such counterparts shall constitute a single instrument. A facsimile transmission of a signed counterpart shall be the same as delivery of an original.

IN WITNESS WHEREOF, the parties have executed this Supply Agreement as of the date and year first written above.

BioMerieux, Inc.                                OraSure Technologies,Inc.

By: /s/ Brian W. Arnstrong                      By: /s/ Mike Gausling
    -----------------------------                   ----------------------------
Its: CFO                                        Its: CEO
     ----------------------------                    ---------------------------

                                   EXHIBIT 1.3

                                    PRODUCTS

                      PRODUCT                              OSUR Part Number

         ORASURE ORAL FLUID WESTERN BLOT KIT                 501-0000

                                   EXHIBIT 1.4

                                 SPECIFICATIONS

                                *****************

                                   EXHIBIT 1.7

                                 TRANSFER PRICE

PRODUCT                                     PART NUMBER               TRANSFER PRICE
-------                                     -----------               --------------
HIV-1 PROSTAK ANTIGEN                       259109                    ************************

HIV-1 PROSTAK PLUS ANTIGEN                  259677                    ************************

VIRONOSTIKA HIV-1
MICROPLATE ASSAY KITS                       259750                    ************************
(192 Tests per Kit and ******* per Test)